Exhibit 10.2
THE BANK OF NEW YORK COMPANY, INC.
2003 LONG-TERM INCENTIVE PLAN
STOCK OPTION AGREEMENT
June 25, 2007

To:	Thomas A. Renyi
SSN: - -
     Pursuant to the 2003 Long-Term Incentive Plan of the Bank of New York Company, Inc. (“Plan”) and in connection with consummation of the transactions contemplated by the Agreement and Plan of Merger between Mellon Financial Corporation and the Company, dated December 3, 2006 (as amended and restated from time to time, the “Merger Agreement”), you are hereby granted, effective the date set forth in Section 1, a non-statutory stock option to purchase shares of Common Stock upon the following terms and conditions and the terms and conditions of the Plan (“Option”); provided that if the Closing Date (as defined in the Merger Agreement) does not occur on or before December 31, 2007, the Option will not be granted and this agreement and your rights under it will be cancelled.

Grant Type	# of Option Shares Granted
Non-Qualified	700,000
     A copy of the Plan has been made available to you through The Bank of New York Employee Stock Plan Website (www.bnymystock.com/bny). Unless defined herein, capitalized terms used herein shall be as defined in the Plan.
     1. Grant Date. The grant of the Option will be effective on the last trading day of the Company’s Common Stock before the Closing (the “Grant Date”). However, if you are not employed by the Company on the Grant Date for any reason, the Option will not be granted and this agreement and your rights under it will be cancelled.
     2. Option Price. The exercise price per share of the Option will be the closing price of the Company’s Common Stock on the New York Stock Exchange on the Grant Date.
     3. Term. The Option shall expire and cease to be exercisable ten years from the Grant Date or, if earlier, the expiration date provided for in Section 5 (the “Option Termination Date”).
     4. Vesting and Exercise. All of the shares subject to the Option will become vested and immediately exercisable eighteen months from the Grant Date or, if earlier, the date of acceleration in accordance with Section 11 of the Plan (the “Vesting Date”). In addition, the preceding vesting schedule may be accelerated in accordance with Section 5 of this agreement. The Option may be exercised in whole or in part with respect to vested shares from the date of vesting through and including the Option Termination Date (subject to any limits provided in Section 5).

     5. Termination of Employment.
          (i) If your employment with the Company and its Affiliates terminates for any reason on or after the Vesting Date, the Option will continue to be outstanding and in effect through the Option Termination Date subject to the conditions set forth in Section 5(iii) (the “Release and Non-Competition Conditions”).
          (ii) If your employment with the Company and its Affiliates terminates before the Vesting Date, the following provisions apply:
(a)	Retirement or Other Voluntary Employment Termination. If such employment termination is by you for retirement or any other reason (other than death or Disability) and you have received the prior written consent of the Board of Directors, all of the shares subject to the Option will become vested and immediately exercisable from the date of such employment termination and will continue to be outstanding and in effect through the Option Termination Date, subject to the Release and Non-Competition Conditions. If such employment termination is by you (other than for death or Disability) and you have not received the prior written consent of the Board of Directors, this Option will expire on the date of such employment termination.

(b)	For Cause. If such employment termination is by the Company for Cause (as defined in your letter agreement with the Company dated as of June 25, 2007 (your “Service Agreement”)), this Option will expire on the date of such termination.

(c)	Death or Disability. If such employment termination is due to your death or Disability, all of the shares subject to the Option will become vested and immediately exercisable from the date of such employment termination. However, the Option will expire and cease to be exercisable three years from the date of such employment termination (or, if earlier, on the Option Termination Date). For purposes of this Option only, your employment termination date for “Disability” is the date on which you become disabled, as determined in accordance with Section 409A of the Internal Revenue Code, and are eligible to receive benefits under the Company’s Long-Term Disability Plan as in effect from time to time.

(d)	Certain Other Terminations of Employment. If such employment termination is by the Company and you are eligible to receive severance payments under your Service Agreement, all of the shares subject to the Option will become vested in full and immediately exercisable from the date of such employment termination and will continue to be outstanding and in effect through the Option Termination Date, subject to the Release and Non-Competition Conditions.
          (iii) If the Option is subject to the Release and Non-Competition Condition in connection with your termination of employment with the Company and its Affiliates, the Option will expire and will cease to be exercisable if following such termination of your employment you are in material breach of the covenants set forth in Section 4(d) of your Service Agreement (after the Company has provided you notice and a reasonable opportunity to cure the breach). The Option will be unexercisable for any period beginning on the date of delivery by the Company of a notice of breach as contemplated in the immediately preceding sentence and ending on the earlier of the cure of such breach or the expiration of the related cure period, if applicable.
          (iv) If the Option is subject to the Release and Non-Competition Conditions in connection with your termination of employment with the Company and its Affiliates, you must execute and deliver to the Company, within 30 days of your employment termination, a release in the form attached to your Service Agreement and the release must become effective and irrevocable in accordance with its terms. The Option will expire and will cease to be exercisable if following such termination of your employment you do not execute the release within the 30-day period or you revoke the release before it becomes effective and irrevocable. The Option will be unexercisable for the period beginning on such termination of your employment and ending on the date the release becomes effective and irrevocable.
     6. You may direct the exercise of the Option through The Bank of New York Employee Stock Plan Website or telephone call center (800-510-2654) or by delivering to the Plan Administrator written direction thereof, including in any such direction the number of shares to be exercised. Payment of the option price upon exercise of the Option shall accompany such direction and shall be made in cash and/or shares of Common Stock in accordance with procedures established by the Committee. Exercise of the Option shall take effect on the date the direction and payment are actually received by the Plan Administrator.
     7. After all or a part of the Option has been exercised, the Company shall cause to be issued to you, subject to Section 8, the number of shares of Common Stock with respect to which the Option has been exercised.
     8. You agree that, upon exercise of the Option with respect to all or any portion of the Option Shares, you shall pay to the Company the appropriate amount of taxes due for withholding purposes as a result of such exercise or, in accordance with procedures established by the Committee, permit the Company to retain shares of Common Stock from you to fulfill such withholding liability.
     9. This Option may be transferred by you to one or more immediate family members or to trusts established in whole or in part for your benefit and/or the benefit of one or more of your immediate family members. For this purpose, (i) the term “immediate family” shall mean your spouse and issue (including adopted and step children) and (ii) the phrase “immediate family members and trusts established in whole or in part for your benefit and/or the benefit of one or more of your immediate family members” shall be further limited, if necessary, so that neither the transfer of the Option to such immediate family member or trust, nor your ability to make such a transfer, shall have adverse consequences to you or the Company under the Internal Revenue Code. In making any such transfer, you and the transferee shall execute any additional agreements as may be required by the Committee.
     10. These terms and conditions (a) shall be binding upon and inure to the benefit of any successor of the Company and any transferee of the Option pursuant to Section 9, (b) shall be governed by the laws of the State of New York without regard to any choice of law provisions thereof and (c) may not be amended except in writing. This grant shall in no way affect your participation or benefits under any other plan or program maintained or provided by the Company. All actions and proceedings relating to or arising from, directly or indirectly, this Option shall be litigated in courts located within the City and State of New York; provided that nothing herein will prevent the Company from enforcing its rights with respect to this Option under Section 4(h) of your Service Agreement pursuant to the dispute resolution provisions thereof. You further hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Option. In the event of a conflict between these terms and conditions and the Plan, the Plan shall govern; provided, however, that in all events the Plan and these terms and conditions shall be interpreted and administered in accordance with the provisions of Section 409A of the Internal Revenue Code, to the extent applicable to the Plan and your Option Grant.

THE BANK OF NEW YORK COMPANY, INC.

	By:	/s/ John M. Liftin
John M. Liftin Vice Chairman and General Counsel

Accepted and Agreed to:

/s/ Thomas A. Renyi		June 28, 2007
Thomas A. Renyi		Date

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